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                                                                      Exhibit A

CONTACT: Seth Goldschlager                           Ruth Pachman/Victoria Weld
         Publicis                                    Kekst and Company
         011 (33) 1-44-43-7242                       (212) 521-4800

                                                           FOR IMMEDIATE RELEASE

                      PUBLICIS ANNOUNCES WITHDRAWAL OF ITS
                       TENDER OFFER FOR TRUE NORTH SHARES

PARIS, December 10, 1997 -- Publicis S.A. announced today that, as a result of today's order by U.S. District Judge Joan Gottschall enjoining it from making or continuing any tender offer for True North Communications Inc., it is withdrawing its previously announced tender offer for 9,619,904 shares of True North common stock. Publicis stated that it intends to seek an emergency appeal and a stay of the preliminary injunction pending the appeal. A hearing on Publicis' motion to enjoin the proposed merger between True North and Bozell, Jacobs, Kenyon & Eckhardt has been scheduled for December 18, 1997. Publicis further stated that, pending the outcome of these court proceedings, it is considering all of its options.

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